                                      Long, short and leveraged
                                       exposure to commodities
                                       has never been easier.

                                                                                           [Graphic]

Filed pursuant to Rule 433 | Registration Statement 333-137902 | Dated 7 July 2008

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DYY PowerShares DB **Commodity Double Long** ETN

DPU PowerShares DB **Commodity Long** ETN

DDP PowerShares DB **Commodity Short** ETN

DEE PowerShares DB **Commodity Double Short** ETN

PowerShares DB Commodity ETNs provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of certain commodity futures contracts on crude oil, heating oil, corn, wheat, gold and aluminum.

The Long and Double Long PowerShares DB Commodity ETNs are linked to the Deutsche Bank Liquid Commodity Index–Optimum Yield™, and the Short and Double Short PowerShares DB Commodity ETNs are linked to the standard version of the Deutsche Bank Liquid Commodity Index.

Investors can buy and sell PowerShares DB Commodity ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees. Investors may redeem PowerShares DB Commodity ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement which may include a fee of up to $0.03 per security.

PowerShares DB Commodity ETNs	Ticker	IIV
PowerShares DB Commodity Double Long	DYY	DYYIV
PowerShares DB Commodity Long	DPU	DPUIV
PowerShares DB Commodity Short	DDP	DDPIV
PowerShares DB Commodity Double Short	DEE	DEEIV

CUSIP	
PowerShares DB Commodity Double Long	25154H475
PowerShares DB Commodity Long	25154H459
PowerShares DB Commodity Short	25154H467
PowerShares DB Commodity Double Short	25154H483

ETN details	
Unit price at listing	$25.00
Inception date	4/28/08
Maturity date	4/01/38
Standard DB Commodity Index symbol	DGLDIX
DB Optimum Yield™ Commodity Index symbol	DBLCOYER
Listing exchange	NYSE Arca
Yearly investor fee	0.75%

Issuer details[1]	S&P rating	Moody's rating
Deutsche Bank AG, London Branch Long-term Unsecured Obligations	AA	Aa1

[1] The PowerShares DB Commodity ETNs are not rated but rely on the ratings of their issuer, Deutsche Bank AG, London Branch, and the amount due on the PowerShares DB Commodity ETNs is entirely dependant on the Deutsche Bank AG, London Branch's ability to pay. Credit ratings are subject to revision or withdrawal at any time by the assigning rating organization, which may have an adverse effect on the marketability or market price of the PowerShares DB Commodity ETNs.

Performance

As of 30 June 2008

10-year historical correlation[2,3]

	Index +2x	Index +1x	Index -1x	Index -2x
S&P 500	0.05	0.05	-0.03	-0.03
Lehman U.S. Agg.	-0.02	-0.02	-0.02	-0.02

Volatility[2] (%)

	Index +2x	Index +1x	Index -1x	Index -2x
1 year	15.98	32.22	15.13	30.15
3 year	15.69	31.58	16.52	32.87
5 year	14.94	30.03	16.38	32.64
10 year	16.91	33.89	20.73	41.41

Index history[2] (Growth of $10,000)


• Index +2x • Index +1x
$1.0m
$800k
$600k
$400k
$200k
$0
$901,739
$87,466
• Index -1x • Index -2x
$15k
$10k
$5k
$0
$1,967
$130
'88 '89 '90 '91 '92 '93 '94 '95 '96 '97 '98 '99 '00 '01 '02 '03 '04 '05 '06 '07 '08

[2] Index history is based on a combination of the monthly returns from the relevant commodity index plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the repurchase value formula applied to the PowerShares DB Commodity ETNs, less the investor fee. Index history for the Long and Double Long ETNs is based on the Deutsche Bank Liquid Commodity Index—Optimum Yield™, and index history for the Short and Double Commodity ETNs is based on the standard version of the Deutsche Bank Liquid Commodity Index (collectively, the "Commodity Indexes"). The Commodity Indexes are intended to reflect changes in the market value of certain commodity futures contracts based on crude oil, heating oil, corn, wheat, gold and aluminum. The T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis. Correlation is the similarity in performance. Volatility is the annualized standard deviation of monthly index returns.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. **PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS.** For current index and DB Commodities ETN performance, go to dbfunds.db.com/notes.

[3] The S&P 500® Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Lehman Aggregate Total Return Bond Value Unhedged USD Index is a measurement of change in bond market conditions based on the performance of a specified group of bonds.

About PowerShares DB ETNs

PowerShares now offers an easier way to take a **long**, **short** or **leveraged** view on commodities.

PowerShares DB Exchange traded Notes (ETNs)

PowerShares DB ETNs are the first exchange traded products to provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of some of the most prominent commodities in the world.

The PowerShares DB family of commodity ETNs are unsecured debt securities issued by Deutsche Bank AG, London Branch that are linked to the total return of a specified index (e.g. Deutsche Bank Liquid Commodity Index–Optimum Yield™). Investors can buy and sell PowerShares DB Commodity ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees.

Benefits & Risks of PowerShares DB ETNs

ETNs are some of the more benefit-rich investment vehicles available in the marketplace today. Their benefits include:

Benefits

- Increased exposure – long, short or leveraged
- Low cost
- Intraday access
- Listed
- Transparent
- Tax treatment[4]

Risks

- Non-principal protected
- Leveraged losses
- Subject to an investor fee
- Limitations on repurchase
- Concentrated exposure

An investment in PowerShares DB ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk Factors" in the pricing supplement.

[4] Deutsche Bank AG, London Branch, Invesco PowerShares and their affiliates do not provide tax advice, and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

Product matrix

PowerShares DB ETN	Ticker	Leverage	Wheat	Corn	Soybeans	Sugar	Lt., Swt., Crude Oil	Heating Oil	Gold	Copper	Zinc	Aluminum
Commodity Double Long	DYY	+2x	√	√			√	√	√			√
Commodity Long	DPU	+1x	√	√			√	√	√			√
Commodity Short	DDP	-1x	√	√			√	√	√			√
Commodity Double Short	DEE	-2X	√	√			√	√	√			√
Agriculture Double Long	DAG	+2x	√	√	√	√						
Agriculture Long	AGF	+1x	√	√	√	√						
Agriculture Short	ADZ	-1x	√	√	√	√						
Agriculture Double Short	AGA	-2X	√	√	√	√						
Base Metals Double Long	BDD	+2x								√	√	√
Base Metals Long	BDG	+1x								√	√	√
Base Metals Short	BOS	-1x								√	√	√
Base Metals Double Short	BOM	-2X								√	√	√
Gold Double Long	DGP	+2x							√			
Gold Short	DGZ	-1x							√			
Gold Double Short	DZZ	-2x							√			
Crude Oil Double Long	DXO	+2x					√					
Crude Oil Long	OLO	+1x					√					
Crude Oil Short	SZO	-1x					√					
Crude Oil Double Short	DTO	-2X					√

>

To stay informed about the growing family of long, short and leveraged PowerShares DB ETNs or to request a prospectus call 800.983.0903 877.369.4617 or visit powersharesetns.com
dbfunds.db.com/notes.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the
SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents filed by Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
powersharesetns.com, dbfunds.db.com/notes or EDGAR on the SEC website at www.sec.gov. Alternatively,
you may request a prospectus by calling 800.983.0903 | 877.369.4617, or you may request a copy from
any dealer participating in this offering.

The PowerShares DB ETNs are unsecured obligations of Deutsche Bank AG, London Branch, and the amount due on The PowerShares DB ETNs is entirely dependant on Deutsche Bank AG, London Branch's ability to pay. The rating of Deutsche Bank AG, London Branch does not address, enhance or affect the performance of the PowerShares DB ETNs other than Deutsche Bank AG, London Branch's ability to meet its obligations. The PowerShares DB ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in The PowerShares DB ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in The PowerShares DB ETNs is not equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB ETNs even if the value of the relevant index has increased.
If at any time the redemption value of The PowerShares DB ETNs is zero, your investment will expire worthless. An investment in the PowerShares DB ETNs may not be suitable for all investors.

The PowerShares DB ETNs may be sold throughout the day on NYSE Arca through any brokerage account.
There are restrictions on the minimum number of units that you may redeem directly with Deutsche
Bank AG, London Branch, as specified in the prospectus. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of The PowerShares DB ETNs.
Sales in the secondary market may result in losses.

The PowerShares DB Commodity, Agriculture, Base Metals, Gold and Crude Oil ETNs are concentrated in commodities, agriculture, base metals, gold and crude oil, respectively. The market value of The
PowerShares DB ETNs may be influenced by many unpredictable factors, including, among other things, volatile of commodities prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. The PowerShares DB Agriculture, Gold, Base
Metals and Crude Oil ETNs are concentrated in a single commodity sector, are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector.

The PowerShares DB Commodity Double Long, Commodity Double Short, Agriculture Double Long,
Agriculture Double Short, Base Metals Double Long, Base Metals Double Short, Gold Double Long, Gold
Double Short, Crude Oil Double Long and Crude Oil Double Short ETNs are leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

Shares are not FDIC insured, have no bank guarantee and may lose value.

PowerShares(R) is a registered trademark of Invesco PowerShares Capital Management LLC. Invesco
PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

An investor should consider The PowerShares DB ETNs' investment objective, risks, charges and expenses carefully before investing.

powersharesetns.com | 800.983.0903 P-DBCOMM-ETN-IVG-1 07/08 x07/09

Invesco PowerShares Capital Management LLC

301 West  Roosevelt  Road
Wheaton,  IL 60187
800.983.0903   877.369.4617
powersharesetns.com  http://dbfunds.db.com/notes